Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2021 FIRST QUARTER RESULTS – EPS UP 100% FROM A YEAR AGO
CHICAGO, IL, April 20, 2021 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the first quarter of 2021. Net income applicable to common shares for the first quarter of 2021 was $41 million, or $0.36 per diluted common share, compared to $37 million, or $0.33 per diluted common share, for the fourth quarter of 2020, and $19 million, or $0.18 per diluted common share, for the first quarter of 2020.
Comparative results for the first quarter of 2021 and the fourth and first quarters of 2020 were, in certain cases, impacted by the timing of costs related to bank acquisition and branch consolidation, as well as the recognition of certain income tax benefits. Such results were also impacted by the Company’s response to the COVID-19 pandemic (the "pandemic"), as well as governments' responses to the pandemic. The Company's responses included repositioning its balance sheet which impacted its performance. To facilitate comparison between periods, adjustments to reported results have been made to reflect these impacts. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
SELECT FIRST QUARTER HIGHLIGHTS
•Improved diluted EPS to $0.36, up 9% and 100% from the fourth and first quarters of 2020, respectively.
◦Diluted EPS, adjusted(1) of $0.37, declined 14% from the fourth quarter of 2020, impacted by lower income from the Paycheck Protection Program ("PPP"), partly offset by lower provisioning for loan losses. The increase from a year ago largely reflects the initial increase in provision for loan losses responsive to the pandemic.
•Increased fee-based revenues to $44 million, up 5% and 17% from the fourth and first quarters of 2020, respectively, reflective of record wealth management fees and mortgage banking income.
•Produced net interest income of $141 million at a net margin of 3.03%, down 11 basis points ("bps") linked quarter due to lower PPP loan income and down 51 bps from a year ago, reflective of lower interest rates.
•Increased total loans to $14 billion, up 3% annualized from December 31, 2020, excluding PPP.
•Maintained robust credit and capital reserves as economic recovery continues:
◦Held the allowance for credit losses ("ACL") at 1.73% of total loans, excluding PPP loans, in-line with 1.77% linked quarter and up from 1.62% a year ago.
▪Incurred net loan charge-offs ("NCOs") of $8 million, compared to $4 million and $10 million in the fourth and first quarters of 2020, excluding purchased credit deteriorated ("PCD") loans.
▪Decreased performing loans classified as substandard and special mention by 9% linked quarter while loans past due 30-89 days declined by 24%.
◦Increased Tier 1 capital to 11.7% of risk-weighted assets, up 12 bps linked quarter and 203 bps from a year ago.
▪Repurchased 715,000 shares of our common stock at a cost of $15 million.
"We had a solid start to the year as our overall performance improved as the economic recovery gains traction," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "Operating performance for the quarter once again benefited from strong production from our fee-based businesses and continued focus on managing our costs. As expected, quarterly comparisons were affected by both normal seasonality and the impact of federal stimulus programs on both client liquidity and transactional volumes. Importantly, our underlying business momentum is strengthening as both production volumes and sales pipelines normalize and improve."
Mr. Scudder concluded, "As the economic recovery builds momentum, we are well positioned for continued growth and expansion. Our balance sheet is strong, preparing us to benefit from an improving credit outlook and growing business demand, as well as from anticipated higher interest rates. As always, our response and collective focus remain on helping our clients achieve financial success, delivering on our strategic priorities and creating long term value for our shareholders."

(1) This metric is a non-GAAP financial measure. For details on the calculation of this metric, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$760,302	$680	0.36	$1,244,999	$930	0.30	$164,351	$816	2.00
Securities(1)	3,131,096	16,264	2.08	3,164,310	17,051	2.16	3,066,574	20,757	2.71
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	107,595	989	3.68	123,287	1,342	4.35	126,643	1,387	4.38
Loans, excluding PPP loans(1)	13,993,303	125,308	3.63	13,335,154	126,474	3.77	13,073,752	148,420	4.57
PPP loans(1)	1,014,798	8,892	3.55	1,013,511	15,195	5.96	—	—	—
Total loans(1)	15,008,101	134,200	3.63	14,348,665	141,669	3.93	13,073,752	148,420	4.57
Total interest-earning assets(1)	19,007,094	152,133	3.24	18,881,261	160,992	3.39	16,431,320	171,380	4.19
Cash and due from banks	236,944			252,268			261,336
Allowance for loan losses	(239,802)			(246,278)			(179,392)
Other assets	1,914,804			1,995,074			1,891,557
Total assets	$20,919,040			$20,882,325			$18,404,821
Liabilities and Stockholders' Equity
Savings deposits	$2,573,495	113	0.02	$2,436,930	109	0.02	$2,069,163	164	0.03
NOW accounts	2,802,568	251	0.04	2,774,989	277	0.04	2,273,156	1,630	0.29
Money market deposits	3,008,597	634	0.09	2,923,881	694	0.09	2,227,707	3,099	0.56
Time deposits	1,978,986	2,459	0.50	2,047,260	3,131	0.61	2,932,466	12,224	1.68
Borrowed funds	1,329,394	3,107	0.95	1,661,731	4,158	1.00	2,007,700	5,841	1.17
Senior and subordinated debt	234,873	3,471	5.99	234,669	3,482	5.90	234,053	3,694	6.35
Total interest-bearing liabilities	11,927,913	10,035	0.34	12,079,460	11,851	0.39	11,744,245	26,652	0.91
Demand deposits	5,917,978			5,753,600			3,884,015
Total funding sources	17,845,891		0.23	17,833,060		0.26	15,628,260		0.69
Other liabilities	389,396			373,854			361,404
Stockholders' equity	2,683,753			2,675,411			2,415,157
Total liabilities and stockholders' equity	$20,919,040			$20,882,325			$18,404,821
Tax-equivalent net interest income/margin(1)		142,098	3.03		149,141	3.14		144,728	3.54
Tax-equivalent adjustment		(983)			(1,030)			(1,153)
Net interest income (GAAP)(1)		$141,115			$148,111			$143,575
Impact of acquired loan accretion(1)		$7,165	0.15		$7,603	0.16		$6,946	0.17
Tax-equivalent net interest income/ margin, adjusted(1)		$134,933	2.88		$141,538	2.98		$137,782	3.37
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the first quarter of 2021 was down 4.7% from the fourth quarter of 2020 and 1.7% from the first quarter of 2020. The decrease in net interest income compared to the fourth quarter of 2020 resulted primarily from lower fees on PPP loans and fewer days in the quarter, partially offset by growth in loans and lower costs of funds. Compared to the first quarter of 2020, net interest income was impacted by lower interest rates, partially offset by growth in loans and an increase in interest income and fees on PPP loans, as well as the acquisition of interest-earning assets from the Park Bank transaction that closed in the first quarter of 2020.
Acquired loan accretion contributed $7.2 million, $7.6 million, and $6.9 million to net interest income for the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, respectively.

Tax-equivalent net interest margin for the current quarter was 3.03%, decreasing 11 and 51 basis points from the fourth and first quarters of 2020, respectively. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 2.88%, down 10 and 49 basis points from the fourth and first quarters of 2020, respectively. Compared to the fourth quarter of 2020, tax-equivalent net interest margin decreased due primarily to lower accelerated income on the forgiveness of PPP loans. Tax-equivalent net interest margin decreased compared to the first quarter of 2020 as a result of lower interest rates on loans and securities, as well as a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, partially offset by lower cost of funds, loan growth, and higher yields on PPP loans.
For the first quarter of 2021, total average interest-earning assets rose by $125.8 million and $2.6 billion from the fourth and first quarters of 2020, respectively. The increase compared to the fourth quarter of 2020 resulted primarily from loan growth, partially offset by a lower balance of other interest-earning assets. Compared to the first quarter of 2020, the increase in average interest-earning assets was due primarily to assets acquired in the Park Bank transaction, loan growth, and a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli.
Total average funding sources for the first quarter of 2021 were consistent with the fourth quarter of 2020 and increased by $2.2 billion from first quarter of 2020. The increase compared to the first quarter of 2020 was driven primarily by deposit growth due to higher customer balances resulting from PPP funds and other government stimuli, as well as deposits assumed in the Park Bank transaction, partially offset by a decrease in FHLB advances.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2021 Percent Change From
	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2020	March 31, 2020
Wealth management fees	$14,149	$13,548	$12,361	4.4	14.5
Mortgage banking income	10,187	9,191	1,788	10.8	469.7
Service charges on deposit accounts	9,980	10,811	11,781	(7.7)	(15.3)
Card-based fees, net	4,556	4,530	3,968	0.6	14.8
Capital market products income	2,089	659	4,722	217.0	(55.8)
Other service charges, commissions, and fees	2,761	2,993	2,682	(7.8)	2.9
Total fee-based revenues	43,722	41,732	37,302	4.8	17.2
Other income	2,081	3,550	3,065	(41.4)	(32.1)
Swap termination costs	—	(17,567)	—	N/M	N/M
Net securities losses	—	—	(1,005)	N/M	N/M
Total noninterest income	$45,803	$27,715	$39,362	65.3	16.4
N/M – Not meaningful.
Total noninterest income of $45.8 million was up 65.3% from the fourth quarter of 2020 and 16.4% from the first quarter of 2020. Excluding the impact of swap termination costs in the fourth quarter of 2020, total noninterest income increased 1.2%. Record wealth management fees resulted from a higher market environment and continued sales of fiduciary and investment advisory services to new and existing customers compared to both prior periods. The decrease in service charges on deposit accounts compared to the fourth quarter of 2020 was due primarily to seasonality, whereas the decrease from the first quarter of 2020 resulted from the impact of lower transaction volumes due to the pandemic. Capital market products income resulted from levels of sales to corporate clients in light of market conditions that were higher than the fourth quarter of 2020 and lower than the first quarter of 2020.
Record mortgage banking income for the first quarter of 2021 resulted from sales of $283.9 million of 1-4 family mortgage loans in the secondary market compared to $275.6 million and $116.6 million in the fourth and first quarters of 2020, respectively. In addition, mortgage banking income for the first quarter of 2021 increased compared to both prior periods due to increases in the fair value of mortgage servicing rights.
Other income decreased compared to both prior periods as a result of fair value adjustments on equity securities.
During the fourth quarter of 2020, the Company terminated longer term interest rate swaps with a notional amount of $510 million as a result of excess liquidity and in response to market conditions. As a result, $17.6 of pre-tax losses on swap terminations were recorded.
Net securities losses of $1.0 million were recognized during the first quarter of 2020 as a result of repositioning of the Company's securities portfolio due to market conditions.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2021 Percent Change From
	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2020	March 31, 2020
Salaries and employee benefits:
Salaries and wages	$53,693	$55,950	$49,990	(4.0)	7.4
Retirement and other employee benefits	12,708	10,430	12,869	21.8	(1.3)
Total salaries and employee benefits	66,401	66,380	62,859	—	5.6
Net occupancy and equipment expense	14,752	14,002	14,227	5.4	3.7
Technology and related costs	10,284	11,005	8,548	(6.6)	20.3
Professional services	8,059	8,424	10,390	(4.3)	(22.4)
Advertising and promotions	1,835	1,850	2,761	(0.8)	(33.5)
Net other real estate owned ("OREO") expense	589	106	420	455.7	40.2
Other expenses	14,735	12,851	12,654	14.7	16.4
Optimization costs	1,525	1,493	—	2.1	100.0
Acquisition and integration related expenses	245	1,860	5,472	(86.8)	(95.5)
Total noninterest expense	$118,425	$117,971	$117,331	0.4	0.9
Optimization costs	(1,525)	(1,493)	—	2.1	(100.0)
Acquisition and integration related expenses	(245)	(1,860)	(5,472)	(86.8)	(95.5)
Total noninterest expense, adjusted(1)	$116,655	$114,618	$111,859	1.8	4.3
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense was stable compared to both prior periods. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses. In addition, the first quarter of 2021 and fourth quarter of 2020 were impacted by optimization costs. Excluding these items, noninterest expense for the first quarter of 2021 was $116.7 million, up 1.8% from the fourth quarter of 2020 reflective of seasonality, and up 4.3% from the first quarter of 2020. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans, was 2.38% for the first quarter of 2021, up 9 basis points and down 6 basis points from the fourth and first quarters of 2020, respectively.
Operating costs associated with the Park Bank transaction contributed to the increase in noninterest expense compared to the first quarter of 2020. These costs primarily occurred in salaries and employee benefits, net occupancy and equipment expense, technology and related costs, and other expenses.
Salaries and employee benefits compared to the fourth quarter of 2020 were impacted by merit increases, payroll tax timing, and higher equity compensation valuations, offset by ongoing benefits of optimization strategies and lower compensation accruals. Compared to the first quarter of 2020, salaries and employee benefits increased primarily due to higher equity compensation valuations, compensation accruals, commissions, and merit increases, partially offset by ongoing benefits of optimization strategies. Higher costs related to winter weather conditions contributed to the increase in net occupancy and equipment costs compared to the fourth quarter of 2020. Compared to the first quarter of 2020, technology and related costs was impacted by investments in technology, including the origination of PPP loans. Professional services expenses were elevated for the first quarter of 2020 due to process enhancements and expenses associated with higher capital market products income. Advertising and promotions expense decreased compared to the first quarter of 2020 due to the timing of certain costs related to marketing campaigns. Other expenses for the first quarter of 2021 was impacted by a valuation adjustment on a foreclosed asset.
Optimization costs of $1.5 million for the first quarter of 2021 primarily include advisory fees, employee severance, and other expenses associated with locations identified for closure.
Acquisition and integration related expenses for all periods presented resulted primarily from the acquisition of Park Bank.

INCOME TAXES
The Company's effective tax rate for the first quarter of 2021 was 27.8% up from 12.1% and 24.8% for the fourth and first quarters of 2020, respectively. The increase compared to both prior periods was driven primarily by a $1.1 million increase in income tax expense related to share-based payments and a decrease in federal and state tax exempt income. In addition, the effective tax rate for the fourth quarter of 2020 was impacted by $3.6 million of income tax benefits resulting from deferred tax asset adjustments, as well as the finalization of the prior year returns and the expiration of the statute of limitations on uncertain tax positions.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			March 31, 2021 Percent Change From
	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2020	March 31, 2020
Commercial and industrial	$4,546,317	$4,578,254	$5,064,295	(0.7)	(10.2)
Agricultural	355,883	364,038	393,063	(2.2)	(9.5)
Commercial real estate:
Office, retail, and industrial	1,827,116	1,861,768	2,092,097	(1.9)	(12.7)
Multi-family	906,124	872,813	918,944	3.8	(1.4)
Construction	614,021	612,611	661,363	0.2	(7.2)
Other commercial real estate	1,463,582	1,481,976	1,415,892	(1.2)	3.4
Total commercial real estate	4,810,843	4,829,168	5,088,296	(0.4)	(5.5)
Total corporate loans, excluding PPP loans	9,713,043	9,771,460	10,545,654	(0.6)	(7.9)
PPP loans	1,109,442	785,563	—	41.2	N/M
Total corporate loans	10,822,485	10,557,023	10,545,654	2.5	2.6
Home equity	690,030	761,725	973,658	(9.4)	(29.1)
1-4 family mortgages	3,187,066	3,022,413	1,957,037	5.4	62.9
Installment	483,945	410,071	488,668	18.0	(1.0)
Total consumer loans	4,361,041	4,194,209	3,419,363	4.0	27.5
Total loans	$15,183,526	$14,751,232	$13,965,017	2.9	8.7

N/M – Not meaningful.
Total loans includes loans originated under the PPP loan programs beginning in the second quarter of 2020, which totaled $1.1 billion and $785.6 million as of March 31, 2021 and December 31, 2020, respectively. Excluding these loans, total loans were up 3% annualized from December 31, 2020 and 1% from March 31, 2020. Compared to both prior periods, corporate loans, excluding PPP loans, were impacted by lower line usage and higher paydowns due to current economic conditions as a result of the ongoing pandemic. Production increased in the first quarter of 2021 compared to the fourth quarter of 2020; however, this continued to be more than offset by excess borrower liquidity and paydowns as a result of the pandemic and below pre-pandemic production levels.
Growth in consumer loans compared to both prior periods resulted primarily from purchases of 1-4 family mortgages and installment loans, as well as strong production in the 1-4 family mortgages portfolio, which more than offset higher prepayments.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of or for the Quarters Ended			March 31, 2021 Percent Change From
	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2020	March 31, 2020
ACL, excluding PCD loans	$215,305	$215,915	$176,478	(0.3)	22.0
PCD loan ACL	28,079	31,127	50,223	(9.8)	(44.1)
Total ACL	$243,384	$247,042	$226,701	(1.5)	7.4
Provision for credit losses	$6,098	$10,507	$39,532	(42.0)	(84.6)
ACL to total loans	1.60%	1.67%	1.62%
ACL to total loans, excluding PPP loans(1)	1.73%	1.77%	1.62%
ACL to non-accrual loans	153.67%	173.33%	154.64%
(1) This ratio excludes PPP loans that are fully guaranteed by the Small Business Administration ("SBA"). As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
The ACL was $243.4 million or 1.60% of total loans as of March 31, 2021, decreasing $3.7 million from December 31, 2020 and increasing $16.7 million compared to March 31, 2020. Excluding the impact of PPP loans, ACL to total loans was 1.73% as of March 31, 2021, compared to 1.77% and 1.62% as of December 31, 2020 and March 31, 2020, respectively. The decrease from December 31, 2020 reflects net charge-offs on PCD loans that previously had an ACL established upon acquisition and the increase compared to March 31, 2020 is due to additional ACL established as a result of the pandemic during 2020.

Asset Quality
(Dollar amounts in thousands)

	As of			March 31, 2021 Percent Change From
	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2020	March 31, 2020
Non-accrual loans, excluding PCD loans(1)	$128,650	$109,957	$97,649	17.0	31.7
Non-accrual PCD loans	29,734	32,568	48,950	(8.7)	(39.3)
Total non-accrual loans	158,384	142,525	146,599	11.1	8.0
90 days or more past due loans, still accruing interest(1)	5,354	4,395	5,052	21.8	6.0
Total non-performing loans, ("NPLs")	163,738	146,920	151,651	11.4	8.0
Accruing troubled debt restructurings ("TDRs")	798	813	1,216	(1.8)	(34.4)
Foreclosed assets(2)	13,228	16,671	21,027	(20.7)	(37.1)
Total non-performing assets ("NPAs")	$177,764	$164,404	$173,894	8.1	2.2
30-89 days past due loans	$30,973	$40,656	$81,127	(23.8)	(61.8)
Special mention loans(3)	$355,563	$409,083	$240,826	(13.1)	47.6
Substandard loans(3)	342,600	357,219	196,923	(4.1)	74.0
Total performing loans classified as substandard and special mention(3)	$698,163	$766,302	$437,749	(8.9)	59.5
Non-accrual loans to total loans:
Non-accrual loans to total loans	1.04%	0.97%	1.05%
Non-accrual loans to total loans, excluding PPP loans(1)(4)	1.13%	1.02%	1.05%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(4)	0.93%	0.80%	0.71%
Non-performing loans to total loans:
NPLs to total loans	1.08%	1.00%	1.09%
NPLs to total loans, excluding PPP loans(1)(4)	1.16%	1.05%	1.09%
NPLs to total loans, excluding PCD and PPP loans(1)(4)	0.97%	0.83%	0.75%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	1.17%	1.11%	1.24%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(4)	1.26%	1.18%	1.24%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(4)	1.07%	0.96%	0.91%
Performing loans classified as substandard and special mention to corporate loans:
Performing loans classified as substandard and special mention to corporate loans(3)	6.45%	7.26%	4.15%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(3)	7.19%	7.84%	4.15%
N/M – Not meaningful.
(1) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(2) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(3) Performing loans classified as substandard and special mention excludes accruing TDRs.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NPAs represented 1.17% of total loans and foreclosed assets at March 31, 2021 compared to 1.11% and 1.24% at December 31, 2020 and March 31, 2020, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 1.07% at March 31, 2021, compared to 0.96% at December 31, 2020 and 0.91% at March 31, 2020, reflective of normal fluctuations that occur on a quarterly basis.

Performing loans classified as substandard and special mention were $698 million for the first quarter of 2021 compared to $766 million and $438 million at December 31, 2020 and March 31, 2020, respectively. The decrease from the fourth quarter of 2020 was due primarily to the payoff of certain corporate credits in addition to upgrade and downgrade activity. The increase from the first quarter of 2020, is a result of the pandemic's impact on certain borrowers primarily focused in elevated risk sectors that the Company has determined require additional monitoring. These loans exhibit potential or well-defined weaknesses but continue to accrue interest because they are well secured, and collection of principal and interest is expected.
Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2021	% of Total	December 31, 2020	% of Total	March 31, 2020	% of Total
Net loan charge-offs(1)
Commercial and industrial	$1,740	17.8	$3,536	33.6	$4,680	38.7
Agricultural	363	3.7	1,779	16.9	1,227	10.1
Commercial real estate:
Office, retail, and industrial	4,377	44.9	1,701	16.1	329	2.7
Multi-family	(5)	(0.1)	19	0.2	5	—
Construction	—	—	140	1.3	1,808	14.9
Other commercial real estate	371	3.9	916	8.7	164	1.4
Consumer	2,910	29.8	2,448	23.2	3,901	32.2
Total NCOs	$9,756	100.0	$10,539	100.0	$12,114	100.0
Less: NCOs on PCD loans(2)	(2,107)	21.6	(6,488)	61.6	(1,720)	14.2
Total NCOs, excluding PCD loans(2)	$7,649		$4,051		$10,394
Recoveries included above	$1,561		$2,588		$1,816
Net loan charge-offs to average loans(1)(3)
Quarter to date	0.26%		0.29%		0.37%
Quarter to date, excluding PPP loans(2)(4)	0.28%		0.31%		0.37%
Quarter to date, excluding PCD and PPP loans(2)(4)	0.22%		0.12%		0.32%
N/A – Not applicable.
(1) Amounts represent charge-offs, net of recoveries.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Annualized based on the actual number of days for each period presented.
(4) This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
NCOs to average loans, annualized was 0.26%, down from 0.29% and 0.37% for the fourth and first quarters of 2020, respectively. Excluding charge-offs on PCD loans and the impact of PPP loans, NCOs to average loans was 0.22% for the first quarter of 2021, compared to 0.12% and 0.32% for the fourth and first quarters of 2020, respectively.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			March 31, 2021 Percent Change From
	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2020	March 31, 2020
Demand deposits	$5,917,978	$5,753,600	$3,884,015	2.9	52.4
Savings deposits	2,573,495	2,436,930	2,069,163	5.6	24.4
NOW accounts	2,802,568	2,774,989	2,273,156	1.0	23.3
Money market accounts	3,008,597	2,923,881	2,227,707	2.9	35.1
Core deposits	14,302,638	13,889,400	10,454,041	3.0	36.8
Time deposits	1,978,986	2,047,260	2,932,466	(3.3)	(32.5)
Total deposits	$16,281,624	$15,936,660	$13,386,507	2.2	21.6
Total average deposits were $16.3 billion for the first quarter of 2021, up 2.2% from the fourth quarter of 2020 and 21.6% from the first quarter of 2020. The increase in total average deposits compared to both prior periods was impacted by higher customer balances resulting from PPP funds and other government stimuli. Compared to the fourth quarter of 2020, the increase in total average deposits was partially offset by the normal seasonal decline in commercial and municipal deposits. In addition, the increase in total average deposits compared to the first quarter of 2020 was also driven by deposits assumed in the Park Bank transaction in March 2020.
CAPITAL MANAGEMENT
Capital Ratios

	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Company regulatory capital ratios:
Total capital to risk-weighted assets	14.26%	14.14%	12.00%
Tier 1 capital to risk-weighted assets	11.67%	11.55%	9.64%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.17%	10.06%	9.64%
Tier 1 capital to average assets	8.96%	8.91%	8.60%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.37%	7.67%	7.97%
Tangible common equity to tangible assets, excluding PPP loans	7.79%	7.98%	7.97%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.48%	7.54%	7.79%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.91%	7.85%	7.79%
Tangible common equity to risk-weighted assets	9.73%	9.93%	9.63%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Regulatory capital ratios increased compared to all prior periods as a result of retained earnings and the mix of risk-weighted assets, partially offset by the approximately 10 basis point impact of stock repurchases. Compared to March 31, 2020 total and Tier 1 capital ratios also benefited from the issuance of preferred stock. The Company elected the five-year current expected credit losses ("CECL") transition relief for regulatory capital, which retained approximately 30 basis points of CET1 and Tier 1 capital at March 31, 2021.
During the first quarter of 2021, the Company announced that it would restart repurchases of its outstanding shares of common stock under its stock repurchase program after suspending repurchases in March 2020 as it shifted its capital deployment strategy in response to the COVID-19 pandemic. The Company repurchased approximately 715,000 shares of its common stock at a total cost of $14.9 million during the first quarter of 2021.

The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the first quarter of 2021, which is consistent with the fourth and first quarters of 2020. This dividend represents the 153rd consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, April 21, 2021 at 11 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, investor.firstmidwest.com. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10154308 beginning one hour after completion of the live call until 8:00 A.M. (ET) on July 20, 2021. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the Investor Relations section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2021, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit allowances or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, acquisition transactions, estimated synergies, cost savings and financial benefits of completed transactions, growth strategies, including possible future acquisitions, and the continued or potential effects of the pandemic on our business, financial condition, liquidity, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the pandemic, including the continued effects on our business, operations and employees, as well as on our customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2020, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include optimization costs (first quarter 2021 and fourth and third quarter of 2020), acquisition and integration related expenses associated with completed and pending acquisitions (all periods), swap termination costs (fourth and third quarters of 2020), income tax benefits (fourth quarter of 2020), and net securities gains (losses) (third and first quarters of 2020). In addition, net OREO expense is excluded from the calculation of the efficiency ratio. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
Income tax expense, provision for loan losses, and the certain significant transactions listed above are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes pre-tax, pre-provision earnings, adjusted may be useful in assessing the Company's underlying operational performance and their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes optimization costs and acquisition and integration related expenses. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are fully guaranteed by the SBA and are expected to be forgiven if the applicable criteria are met. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.

Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $14 billion of assets under management. First Midwest Bank and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. The primary footprint of First Midwest's branch network and other locations is in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Period-End Balance Sheet
Assets
Cash and due from banks	$223,713	$196,364	$254,212	$304,445	$252,138
Interest-bearing deposits in other banks	786,814	920,880	936,528	637,856	229,474
Equity securities, at fair value	96,983	76,404	55,021	43,954	40,098
Securities available-for-sale, at fair value	3,195,405	3,096,408	3,279,884	3,435,862	3,382,865
Securities held-to-maturity, at amortized cost	11,711	12,071	22,193	19,628	19,825
FHLB and FRB stock	106,170	117,420	138,120	148,512	154,357
Loans:
Commercial and industrial	4,546,317	4,578,254	4,635,571	4,789,556	5,064,295
Agricultural	355,883	364,038	377,466	381,124	393,063
Commercial real estate:
Office, retail, and industrial	1,827,116	1,861,768	1,950,406	2,020,318	2,092,097
Multi-family	906,124	872,813	868,293	874,861	918,944
Construction	614,021	612,611	631,607	687,063	661,363
Other commercial real estate	1,463,582	1,481,976	1,452,994	1,475,937	1,415,892
PPP loans	1,109,442	785,563	1,196,538	1,179,403	—
Home equity	690,030	761,725	827,746	892,867	973,658
1-4 family mortgages	3,187,066	3,022,413	2,287,555	2,175,322	1,957,037
Installment	483,945	410,071	425,012	457,207	488,668
Total loans	15,183,526	14,751,232	14,653,188	14,933,658	13,965,017
Allowance for loan losses	(235,359)	(239,017)	(239,048)	(240,052)	(219,948)
Net loans	14,948,167	14,512,215	14,414,140	14,693,606	13,745,069
OREO	6,273	8,253	6,552	9,947	9,814
Premises, furniture, and equipment, net	129,514	132,045	132,267	143,001	145,844
Investment in bank-owned life insurance ("BOLI")	301,365	301,101	300,429	299,649	298,827
Goodwill and other intangible assets	928,974	932,764	935,801	940,182	935,241
Accrued interest receivable and other assets	473,502	532,753	612,996	568,239	539,748
Total assets	$21,208,591	$20,838,678	$21,088,143	$21,244,881	$19,753,300
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$6,156,145	$5,797,899	$5,555,735	$5,602,016	$4,222,523
Interest-bearing deposits	10,455,309	10,214,565	10,215,838	10,055,640	9,876,427
Total deposits	16,611,454	16,012,464	15,771,573	15,657,656	14,098,950
Borrowed funds	1,295,737	1,546,414	1,957,180	2,305,195	2,648,210
Senior and subordinated debt	234,973	234,768	234,563	234,358	234,153
Accrued interest payable and other liabilities	413,112	355,026	460,656	391,461	336,280
Stockholders' equity	2,653,315	2,690,006	2,664,171	2,656,211	2,435,707
Total liabilities and stockholders' equity	$21,208,591	$20,838,678	$21,088,143	$21,244,881	$19,753,300
Stockholders' equity, excluding AOCI	$2,675,411	$2,663,627	$2,638,422	$2,627,484	$2,400,384
Stockholders' equity, common	2,422,815	2,459,506	2,433,671	2,425,711	2,435,707

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Income Statement
Interest income	$151,150	$159,962	$159,085	$162,044	$170,227
Interest expense	10,035	11,851	16,356	16,810	26,652
Net interest income	141,115	148,111	142,729	145,234	143,575
Provision for loan losses	6,098	10,507	15,927	32,649	39,532
Net interest income after provision for loan losses	135,017	137,604	126,802	112,585	104,043
Noninterest Income
Wealth management fees	14,149	13,548	12,837	11,942	12,361
Mortgage banking income	10,187	9,191	6,659	3,477	1,788
Service charges on deposit accounts	9,980	10,811	10,342	9,125	11,781
Card-based fees, net	4,556	4,530	4,472	3,180	3,968
Capital market products income	2,089	659	886	694	4,722
Other service charges, commissions, and fees	2,761	2,993	2,823	2,078	2,682
Total fee-based revenues	43,722	41,732	38,019	30,496	37,302
Other income	2,081	3,550	2,523	2,495	3,065
Swap termination costs	—	(17,567)	(14,285)	—	—
Net securities gains (losses)	—	—	14,328	—	(1,005)
Total noninterest income	45,803	27,715	40,585	32,991	39,362
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	53,693	55,950	53,385	52,592	49,990
Retirement and other employee benefits	12,708	10,430	11,349	11,080	12,869
Total salaries and employee benefits	66,401	66,380	64,734	63,672	62,859
Net occupancy and equipment expense	14,752	14,002	13,736	15,116	14,227
Technology and related costs	10,284	11,005	10,416	9,853	8,548
Professional services	8,059	8,424	7,325	8,880	10,390
Advertising and promotions	1,835	1,850	2,688	2,810	2,761
Net OREO expense	589	106	544	126	420
Other expenses	14,735	12,851	12,374	14,624	12,654
Optimization costs	1,525	1,493	18,376	—	—
Acquisition and integration related expenses	245	1,860	881	5,249	5,472
Total noninterest expense	118,425	117,971	131,074	120,330	117,331
Income before income tax expense	62,395	47,348	36,313	25,246	26,074
Income tax expense	17,372	5,743	8,690	6,182	6,468
Net income	$45,023	$41,605	$27,623	$19,064	$19,606
Preferred dividends	(4,034)	(4,049)	(4,033)	(1,037)	—
Net income applicable to non-vested restricted shares	(486)	(369)	(236)	(187)	(192)
Net income applicable to common shares	$40,503	$37,187	$23,354	$17,840	$19,414
Net income applicable to common shares, adjusted(1)	41,831	49,238	37,765	21,777	24,272
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
EPS
Basic EPS	$0.36	$0.33	$0.21	$0.16	$0.18
Diluted EPS	$0.36	$0.33	$0.21	$0.16	$0.18
Diluted EPS, adjusted(1)	$0.37	$0.43	$0.33	$0.19	$0.22
Common Stock and Related Per Common Share Data
Book value	$21.22	$21.52	$21.29	$21.23	$21.33
Tangible book value	$13.08	$13.36	$13.11	$13.00	$13.14
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14
Closing price at period end	$21.91	$15.92	$10.78	$13.35	$13.24
Closing price to book value	1.0	0.7	0.5	0.6	0.6
Period end shares outstanding	114,196	114,296	114,293	114,276	114,213
Period end treasury shares	11,176	11,071	11,067	11,079	11,136
Common dividends	$15,997	$16,017	$16,011	$16,015	$16,002
Dividend payout ratio	38.89%	42.42%	66.67%	87.50%	77.78%
Dividend payout ratio, adjusted(1)	37.84%	32.56%	42.42%	73.68%	63.64%
Key Ratios/Data
Return on average common equity(2)	6.70%	6.05%	3.80%	2.94%	3.23%
Return on average common equity, adjusted(1)(2)	6.92%	8.01%	6.15%	3.58%	4.04%
Return on average tangible common equity(2)	11.35%	10.35%	6.73%	5.32%	5.66%
Return on average tangible common equity, adjusted(1)(2)	11.71%	13.53%	10.53%	6.37%	6.94%
Return on average assets(2)	0.87%	0.79%	0.51%	0.37%	0.43%
Return on average assets, adjusted(1)(2)	0.90%	1.02%	0.78%	0.44%	0.53%
Loans to deposits	91.40%	92.12%	92.91%	95.38%	99.05%
Efficiency ratio(1)	61.77%	58.90%	60.36%	64.08%	60.21%
Net interest margin(2)(3)	3.03%	3.14%	2.95%	3.13%	3.54%
Yield on average interest-earning assets(2)(3)	3.24%	3.39%	3.28%	3.49%	4.19%
Cost of funds(2)(4)	0.23%	0.26%	0.35%	0.38%	0.69%
Noninterest expense to average assets(2)	2.30%	2.25%	2.42%	2.32%	2.56%
Noninterest expense, adjusted to average assets, excluding PPP loans(1)(2)	2.38%	2.29%	2.19%	2.32%	2.44%
Effective income tax rate	27.84%	12.13%	23.93%	24.49%	24.81%
Capital Ratios
Total capital to risk-weighted assets(1)	14.26%	14.14%	14.06%	13.70%	12.00%
Tier 1 capital to risk-weighted assets(1)	11.67%	11.55%	11.48%	11.19%	9.64%
CET1 to risk-weighted assets(1)	10.17%	10.06%	9.97%	9.70%	9.64%
Tier 1 capital to average assets(1)	8.96%	8.91%	8.50%	8.70%	8.60%
Tangible common equity to tangible assets(1)	7.37%	7.67%	7.43%	7.32%	7.97%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.48%	7.54%	7.30%	7.17%	7.79%
Tangible common equity to risk-weighted assets(1)	9.73%	9.93%	9.84%	9.61%	9.63%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$59,723	$38,314	$40,781	$19,475	$24,944
Agricultural	8,684	10,719	13,293	8,494	5,823
Commercial real estate:
Office, retail, and industrial	23,339	27,382	26,406	26,342	26,107
Multi-family	3,701	1,670	1,547	2,132	2,688
Construction	1,154	1,155	2,977	18,640	18,764
Other commercial real estate	15,406	15,219	4,690	5,304	4,562
Consumer	16,643	15,498	13,888	13,657	14,761
Non-accrual, excluding PCD loans	128,650	109,957	103,582	94,044	97,649
Non-accrual PCD loans	29,734	32,568	39,990	45,116	48,950
Total non-accrual loans	158,384	142,525	143,572	139,160	146,599
90 days or more past due loans, still accruing interest	5,354	4,395	3,781	3,241	5,052
Total NPLs	163,738	146,920	147,353	142,401	151,651
Accruing TDRs	798	813	841	1,201	1,216
Foreclosed assets(5)	13,228	16,671	15,299	19,024	21,027
Total NPAs	$177,764	$164,404	$163,493	$162,626	$173,894
30-89 days past due loans	$30,973	$40,656	$21,551	$36,342	$81,127
Allowance for credit losses
Allowance for loan losses	$235,359	$239,017	$239,048	$240,052	$219,948
Allowance for unfunded commitments	8,025	8,025	7,825	7,625	6,753
Total ACL	$243,384	$247,042	$246,873	$247,677	$226,701
Provision for loan losses	$6,098	$10,507	$15,927	$32,649	$39,532
Net charge-offs by category
Commercial and industrial	$1,740	$3,536	$5,470	$4,735	$4,680
Agricultural	363	1,779	265	118	1,227
Commercial real estate:
Office, retail, and industrial	4,377	1,701	1,339	3,086	329
Multi-family	(5)	19	—	9	5
Construction	—	140	4,889	798	1,808
Other commercial real estate	371	916	1,753	19	164
Consumer	2,910	2,448	2,027	4,158	3,901
Total NCOs	$9,756	$10,539	$15,743	$12,923	$12,114
Less: NCOs on PCD loans	(2,107)	(6,488)	(6,923)	(3,833)	(1,720)
Total NCOs, excluding PCD loans	$7,649	$4,051	$8,820	$9,090	$10,394
Total recoveries included above	$1,561	$2,588	$1,795	$1,311	$1,816
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Performing loans classified as substandard and special mention
Special mention loans(7)	$355,563	$409,083	$395,295	$256,373	$240,826
Substandard loans(7)	342,600	357,219	311,430	193,337	196,923
Total performing loans classified as substandard and special mention(7)	$698,163	$766,302	$706,725	$449,710	$437,749
Asset quality ratios
Non-accrual loans to total loans	1.04%	0.97%	0.98%	0.93%	1.05%
Non-accrual loans to total loans, excluding PPP loans(6)	1.13%	1.02%	1.07%	1.01%	1.05%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.93%	0.80%	0.78%	0.70%	0.71%
NPLs to total loans	1.08%	1.00%	1.01%	0.95%	1.09%
NPLs to total loans, excluding PPP loans(6)	1.16%	1.05%	1.10%	1.04%	1.09%
NPLs to total loans, excluding PCD and PPP loans(6)	0.97%	0.83%	0.81%	0.72%	0.75%
NPAs to total loans plus foreclosed assets	1.17%	1.11%	1.11%	1.09%	1.24%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	1.26%	1.18%	1.21%	1.18%	1.24%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	1.07%	0.96%	0.93%	0.87%	0.91%
NPAs to tangible common equity plus ACL	10.23%	9.27%	9.37%	9.38%	10.07%
Non-accrual loans to total assets	0.75%	0.68%	0.68%	0.66%	0.74%
Performing loans classified as substandard and special mention to corporate loans(6)(7)	6.45%	7.26%	6.36%	3.94%	4.15%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(6)(7)	7.19%	7.84%	7.13%	4.40%	4.15%
Allowance for credit losses and net charge-off ratios
ACL to total loans	1.60%	1.67%	1.68%	1.66%	1.62%
ACL to non-accrual loans	153.67%	173.33%	171.95%	177.98%	154.64%
ACL to NPLs	148.64%	168.15%	167.54%	173.93%	149.49%
NCOs to average loans(2)	0.26%	0.29%	0.42%	0.36%	0.37%
NCOs to average loans, excluding PPP loans(2)	0.28%	0.31%	0.46%	0.38%	0.37%
NCOs to average loans, excluding PCD and PPP loans(2)	0.22%	0.12%	0.26%	0.27%	0.32%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio excludes PPP loans that are fully guaranteed by the SBA. As a result, no allowance for credit losses is associated with these loans.
(7)Performing loans classified as substandard and special mention excludes accruing TDRs.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
EPS
Net income	$45,023	$41,605	$27,623	$19,064	$19,606
Dividends and accretion on preferred stock	(4,034)	(4,049)	(4,033)	(1,037)	—
Net income applicable to non-vested restricted shares	(486)	(369)	(236)	(187)	(192)
Net income applicable to common shares	40,503	37,187	23,354	17,840	19,414
Adjustments to net income:
Optimization costs	1,525	1,493	18,376	—	—
Tax effect of optimization costs	(381)	(373)	(4,594)	—	—
Acquisition and integration related expenses	245	1,860	881	5,249	5,472
Tax effect of acquisition and integration related expenses	(61)	(465)	(220)	(1,312)	(1,368)
Swap termination costs	—	17,567	14,285	—	—
Tax effect of swap termination costs	—	(4,392)	(3,571)	—	—
Income tax benefits	—	(3,639)	—	—	—
Net securities (gains) losses	—	—	(14,328)	—	1,005
Tax effect of net securities (gains) losses	—	—	3,582	—	(251)
Total adjustments to net income, net of tax	1,328	12,051	14,411	3,937	4,858
Net income applicable to common shares, adjusted(1)	$41,831	$49,238	$37,765	$21,777	$24,272
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	113,098	113,174	113,160	113,145	109,922
Dilutive effect of common stock equivalents	773	430	276	191	443
Weighted-average diluted common shares outstanding	113,871	113,604	113,436	113,336	110,365
Basic EPS	$0.36	$0.33	$0.21	$0.16	$0.18
Diluted EPS	$0.36	$0.33	$0.21	$0.16	$0.18
Diluted EPS, adjusted(1)	$0.37	$0.43	$0.33	$0.19	$0.22
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14
Dividend payout ratio	38.89%	42.42%	66.67%	87.50%	77.78%
Dividend payout ratio, adjusted(1)	37.84%	32.56%	42.42%	73.68%	63.64%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$40,503	$37,187	$23,354	$17,840	$19,414
Intangibles amortization	2,807	2,807	2,810	2,820	2,770
Tax effect of intangibles amortization	(702)	(702)	(703)	(705)	(693)
Net income applicable to common shares, excluding intangibles amortization	42,608	39,292	25,461	19,955	21,491
Total adjustments to net income, net of tax(1)	1,328	12,051	14,411	3,937	4,858
Net income applicable to common shares, adjusted(1)	$43,936	$51,343	$39,872	$23,892	$26,349
Average stockholders' common equity	$2,453,253	$2,444,911	$2,444,594	$2,443,212	$2,415,157
Less: average intangible assets	(931,322)	(934,347)	(938,712)	(934,022)	(887,600)
Average tangible common equity	$1,521,931	$1,510,564	$1,505,882	$1,509,190	$1,527,557
Return on average common equity(2)	6.70%	6.05%	3.80%	2.94%	3.23%
Return on average common equity, adjusted(1)(2)	6.92%	8.01%	6.15%	3.58%	4.04%
Return on average tangible common equity(2)	11.35%	10.35%	6.73%	5.32%	5.66%
Return on average tangible common equity, adjusted(1)(2)	11.71%	13.53%	10.53%	6.37%	6.94%
Return on Average Assets
Net income	$45,023	$41,605	$27,623	$19,064	$19,606
Total adjustments to net income, net of tax(1)	1,328	12,051	14,411	3,937	4,858
Net income, adjusted(1)	$46,351	$53,656	$42,034	$23,001	$24,464
Average assets	$20,919,040	$20,882,325	$21,526,695	$20,868,106	$18,404,821
Return on average assets(2)	0.87%	0.79%	0.51%	0.37%	0.43%
Return on average assets, adjusted(1)(2)	0.90%	1.02%	0.78%	0.44%	0.53%
Noninterest Expense to Average Assets
Noninterest expense	$118,425	$117,971	$131,074	$120,330	$117,331
Less:
Optimization costs	(1,525)	(1,493)	(18,376)	—	—
Acquisition and integration related expenses	(245)	(1,860)	(881)	(5,249)	(5,472)
Total	$116,655	$114,618	$111,817	$115,081	$111,859
Average assets	$20,919,040	$20,882,325	$21,526,695	$20,868,106	$18,404,821
Less: average PPP loans	(1,014,798)	(1,013,511)	(1,194,808)	(887,977)	—
Average assets, excluding PPP loans	$19,904,242	$19,868,814	$20,331,887	$19,980,129	$18,404,821
Noninterest expense to average assets(2)	2.30%	2.25%	2.42%	2.32%	2.56%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.38%	2.29%	2.19%	2.32%	2.44%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Efficiency Ratio Calculation
Noninterest expense	$118,425	$117,971	$131,074	$120,330	$117,331
Less:
Optimization costs	(1,525)	(1,493)	(18,376)	—	—
Acquisition and integration related expenses	(245)	(1,860)	(881)	(5,249)	(5,472)
Net OREO expense	(589)	(106)	(544)	(126)	(420)
Total	$116,066	$114,512	$111,273	$114,955	$111,439
Tax-equivalent net interest income(3)	$142,098	$149,141	$143,821	$146,389	$144,728
Noninterest income	45,803	27,715	40,585	32,991	39,362
Less:
Swap termination costs	—	17,567	14,285	—	—
Net securities (gains) losses	—	—	(14,328)	—	1,005
Total	$187,901	$194,423	$184,363	$179,380	$185,095
Efficiency ratio	61.77%	58.90%	60.36%	64.08%	60.21%
Pre-Tax, Pre-Provision Earnings
Net Income	$45,023	$41,605	$27,623	$19,064	$19,606
Income tax expense	17,372	5,743	8,690	6,182	6,468
Provision for credit losses	6,098	10,507	15,927	32,649	39,532
Pre-Tax, Pre-Provision Earnings	$68,493	$57,855	$52,240	$57,895	$65,606
Adjustments to pre-tax, pre-provision earnings:
Optimization costs	$1,525	$1,493	$18,376	$—	$—
Acquisition and integration related expenses	245	1,860	881	5,249	5,472
Swap termination costs	—	17,567	14,285	—	—
Net securities (gains) losses	—	—	(14,328)	—	1,005
Total adjustments	1,770	20,920	19,214	5,249	6,477
Pre-Tax, Pre-Provision Earnings, adjusted	$70,263	$78,775	$71,454	$63,144	$72,083

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Tangible Common Equity
Stockholders' equity, common	$2,422,815	$2,459,506	$2,433,671	$2,425,711	$2,435,707
Less: goodwill and other intangible assets	(928,974)	(932,764)	(935,801)	(940,182)	(935,241)
Tangible common equity	1,493,841	1,526,742	1,497,870	1,485,529	1,500,466
Less: AOCI	22,096	(26,379)	(25,749)	(28,727)	(35,323)
Tangible common equity, excluding AOCI	$1,515,937	$1,500,363	$1,472,121	$1,456,802	$1,465,143
Total assets	$21,208,591	$20,838,678	$21,088,143	$21,244,881	$19,753,300
Less: goodwill and other intangible assets	(928,974)	(932,764)	(935,801)	(940,182)	(935,241)
Tangible assets	20,279,617	19,905,914	20,152,342	20,304,699	18,818,059
Less: PPP loans	(1,109,442)	(785,563)	(1,196,538)	(1,179,403)	—
Tangible assets, excluding PPP loans	$19,170,175	$19,120,351	$18,955,804	$19,125,296	$18,818,059
Tangible common equity to tangible assets	7.37%	7.67%	7.43%	7.32%	7.97%
Tangible common equity to tangible assets, excluding PPP loans	7.79%	7.98%	7.90%	7.77%	7.97%
Tangible common equity, excluding AOCI, to tangible assets	7.48%	7.54%	7.30%	7.17%	7.79%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.91%	7.85%	7.77%	7.62%	7.79%
Tangible common equity to risk-weighted assets	9.73%	9.93%	9.84%	9.61%	9.63%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.